Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: November 18, 2022	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS THIRD QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended October 29, 2022 was $61.4 million, or $1.25 per share ($1.24 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended October 29, 2022 increased 4.0 percent to $332.3 million from net sales of $319.4 million for the prior year 13-week fiscal quarter ended October 30, 2021. Comparable store net sales for the 13-week period ended October 29, 2022 increased 3.0 percent from comparable store net sales for the prior year 13-week period ended October 30, 2021. Online sales increased 8.8 percent to $55.0 million for the 13-week period ended October 29, 2022, compared to net sales of $50.5 million for the 13-week period ended October 30, 2021.

Net sales for the 39-week fiscal period ended October 29, 2022 increased 3.3 percent to $943.4 million from net sales of $913.7 million for the prior year 39-week fiscal period ended October 30, 2021. Comparable store net sales for the 39-week period ended October 29, 2022 increased 2.8 percent from comparable store net sales for the prior year 39-week period ended October 30, 2021. Online sales increased 5.3 percent to $155.6 million for the 39-week period ended October 29, 2022, compared to net sales of $147.7 million for the 39-week period ended October 30, 2021.

Net income for the third quarter of fiscal 2022 was $61.4 million, or $1.25 per share ($1.24 per share on a diluted basis), compared with net income of $62.2 million, or $1.27 per share ($1.26 per share on a diluted basis) for the third quarter of fiscal 2021.

Net income for the 39-week fiscal period ended October 29, 2022 was $166.8 million, or $3.39 per share ($3.37 per share on a diluted basis), compared with net income of $170.9 million, or $3.49 per share ($3.46 per share on a diluted basis) for the 39-week period ended October 30, 2021.

Management will hold a live audio webcast at 10:00 a.m. EST today to discuss results for the quarter. To register for the live event, please visit https://buckle.zoom.us/webinar/register/WN_c9nka5YSTCiTHK7GfZYoTA. A replay of the event can be accessed through Buckle’s investor relations website at https://corporate.buckle.com/investors/earnings-webcasts approximately two hours after the conclusion of the live event.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 441 retail stores in 42 states. As of the end of the fiscal quarter, it operated 441 stores in 42 states compared with 441 stores in 42 states at the end of the third quarter of fiscal 2021.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended		Thirty-Nine Weeks Ended
	October 29, 2022	October 30, 2021	October 29, 2022	October 30, 2021

SALES, Net of returns and allowances	$332,341	$319,432	$943,381	$913,677

COST OF SALES (Including buying, distribution, and occupancy costs)	166,940	158,366	480,451	463,039

Gross profit	165,401	161,066	462,930	450,638

OPERATING EXPENSES:
Selling	74,148	67,771	209,376	190,827
General and administrative	11,830	11,080	35,359	33,912
	85,978	78,851	244,735	224,739

INCOME FROM OPERATIONS	79,423	82,215	218,195	225,899

OTHER INCOME, Net	1,883	192	2,711	465

INCOME BEFORE INCOME TAXES	81,306	82,407	220,906	226,364

INCOME TAX EXPENSE	19,920	20,190	54,122	55,459

NET INCOME	$61,386	$62,217	$166,784	$170,905

EARNINGS PER SHARE:
Basic	$1.25	$1.27	$3.39	$3.49

Diluted	$1.24	$1.26	$3.37	$3.46

Basic weighted average shares	49,214	48,946	49,214	48,946
Diluted weighted average shares	49,604	49,362	49,556	49,338

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	October 29, 2022	January 29, 2022 (1)	October 30, 2021

CURRENT ASSETS:
Cash and cash equivalents	$302,180	$253,970	$468,733
Short-term investments	22,902	12,926	11,302
Receivables	16,074	12,087	5,629
Inventory	152,335	102,095	100,593
Prepaid expenses and other assets	12,370	10,128	11,771
Total current assets	505,861	391,206	598,028

PROPERTY AND EQUIPMENT	465,694	453,228	454,118
Less accumulated depreciation and amortization	(356,081)	(352,724)	(354,834)
	109,613	100,504	99,284

OPERATING LEASE RIGHT-OF-USE ASSETS	236,147	258,914	264,183
LONG-TERM INVESTMENTS	19,579	19,352	20,024
OTHER ASSETS	12,947	10,908	12,311

Total assets	$884,147	$780,884	$993,830

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$74,028	$59,950	$63,518
Accrued employee compensation	44,183	62,055	49,473
Accrued store operating expenses	31,262	20,264	30,789
Gift certificates redeemable	11,782	16,470	11,146
Current portion of operating lease liabilities	78,850	88,273	84,365
Income taxes payable	—	1,529	4
Total current liabilities	240,105	248,541	239,295

DEFERRED COMPENSATION	19,579	19,352	20,024
NON-CURRENT OPERATING LEASE LIABILITIES	188,856	200,067	208,707
Total liabilities	448,540	467,960	468,026

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 50,091,866 shares at October 29, 2022, 49,728,651 shares at January 29, 2022, and 49,783,381 shares at October 30, 2021	501	497	498
Additional paid-in capital	175,821	167,328	165,612
Retained earnings	259,285	145,099	359,694
Total stockholders’ equity	435,607	312,924	525,804

Total liabilities and stockholders’ equity	$884,147	$780,884	$993,830

(1) Derived from audited financial statements.